Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, each dated May 1, 2026, and each included in this Post-Effective Amendment No. 29 the Registration Statement Form N-6, File Nos. 333-71521 and 811-05118 of Principal Life Insurance Company Variable Life Separate Account (the “Registration Statement”).

We also consent to the incorporation by reference of our reports (1) dated March 26, 2026 with respect to the consolidated financial statements of Principal Life Insurance Company, (2) dated March 26, 2026 with respect to the financial statement schedules of Principal Life Insurance Company, and (3) dated April 2, 2026 with respect to the financial statements of each of the subaccounts within Principal Life Insurance Company Variable Life Separate Account included in form N-VPFS for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Des Moines, Iowa
April 29, 2026